Exhibit 99.1


                 Home Federal Bancorp, Inc. of Louisiana



FOR IMMEDIATE RELEASE:

CONTACT:
     Daniel R. Herndon, Chief Executive Officer
     Clyde D. Patterson, Executive Vice President
     Home Federal Bancorp, Inc. of Louisiana
     (318) 222-1145

  Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings
         For the Year and Quarter Ended June 30, 2005.

Shreveport, Louisiana - August 3, 2005 - Home Federal Bancorp, Inc. of Louisiana (OTC BB: HFBL), the "mid-tier" holding company of Home Federal Savings and Loan Association, reported net earnings for the year ended June 30, 2005 of $850,000, or basic earnings per share of $.25, an increase of $29,000, or 3.5%, as compared to the $821,000 in net earnings for the year ended June 30, 2004. Net earnings for the three months ended June 30, 2005 amounted to $428,000, or basic earnings per share of $.12, an increase of $280,000, or 189.2%, from the $148,000 in net earnings reported for the three months ended June 30, 2004. On January 18, 2005, Home Federal Savings and Loan Association completed its reorganization to the mutual holding company form and the related subscription offering for shares of Home Federal Bancorp, Inc. of Louisiana's common stock. Home Federal Bancorp, Inc. of Louisiana generated gross proceeds of $14.2 million through the initial public offering.

The increase in net earnings for the year resulted primarily from a $65,000, or 20.2%, increase in non-interest income which was primarily due to a one-time gain on sale of investment securities during fiscal 2005 of $329,000 (compared to gains on sales of securities during fiscal 2004 of $223,000), and to a lesser extent, a $43,000, or 1.4%, increase in net interest income.
These increases were partially offset by a $40,000, or 9.7%, increase in income taxes. Excluding the one-time recognition of gains on the sales of investments during the years ended June 30, 2005 and 2004, the net earnings for the years ended June 30, 2005 and 2004 would have amounted to $643,000 and $674,000, respectively. The increase in net interest income for the year ended June 30, 2005, was primarily attributable to a $133,000, or 6.1%, decrease in the Company's cost of funds.

The increase in net earnings for the three months ended June 30, 2005 compared to the same period in 2004 was primarily due to a $328,000, or 1,726.3%, increase in non-interest income and a $167,000, or 23.8%, increase in net interest income which were partially offset by a $166,000, or 221.3%, increase in income taxes. The increase in non-interest income was a result of gains recognized on the sale of investments during the three months ended June 30, 2005.

At June 30, 2005, Home Federal Bancorp, Inc. of Louisiana reported total assets of $111.3 million, an increase of $15.7 million, or 16.4%, compared to total assets of $95.7 million at June 30, 2004. The increase in assets was primarily the result of an increase in cash and cash equivalents of $5.0 million to $9.3 million at June 30, 2005 compared to $4.3 million at June 30, 2004 as well as a $10.6 million, or 15.9%, increase in investment securities at June 30, 2005 compared to June 30, 2004. These increases were primarily due to the investment of $13.5 million in net proceeds from our stock issuance completed in January 2005.


We have attempted to strengthen our interest-rate risk position and favorably structure our balance sheet to take advantage of a rising rate environment by purchasing investment securities classified as available for sale.

Shareholders' equity increased $15.1 million to $32.4 million or 29.1% of total assets at June 30, 2005 compared to $17.3 million or 18.1% of total assets at June 30, 2004. The primary reason for the increase was $13.5 million in net proceeds from the initial public offering completed on January 18, 2005. The Company sold 1,423,583 shares of stock to eligible depositors, Home Federal Savings and Loan Association's Employee Stock Ownership Plan and the general public for $10 per share representing 40% of the total outstanding shares of Home Federal Bancorp, Inc. of Louisiana. The remaining 60%, or 2,135,375, outstanding shares are owned by Home Federal Bancorp, Inc. of Louisiana's parent mutual holding company, Home Federal Mutual Holding Company of Louisiana.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana. The Company's Internet address is http://www. homefederalbancorp.com.


This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Home Federal Bancorp, Inc. of Louisiana. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.homefederalbancorp.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.



                   Home Federal Bancorp, Inc. of Louisiana
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)



ASSETS                                                 June 30,     June 30,
                                                         2005         2004
                                                       --------     --------
                                                            (Unaudited)

Cash and cash equivalents                           $    9,292    $   4,342
Investment securities                                   77,373       66,770
Loans receivable                                        23,645       22,786
Other assets                                             1,019        1,765
                                                       -------      -------
  Total assets                                      $  111,329    $  95,663
                                                       =======      =======


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                            $   69,995    $  68,134
Advances from the Federal Home Loan Bank of Dallas       8,225        9,748
Other liabilities                                          678          472
                                                       -------      -------
  Total liabilities                                 $   78,898    $  78,354
                                                       =======      =======
Shareholders' equity                                    32,431       17,309
                                                       -------      -------

  Total liabilities and shareholders' equity        $  111,329    $  95,663
                                                       =======      =======



                   Home Federal Bancorp, Inc. of Louisiana
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                      (In thousands, except share data)




                                  Year ended       Three months ended
                                   June 30,              June 30,
                               ---------------------------------------
                                2005       2004     2005          2004
                               ------    ------    -----        ------
                                  (Unaudited)          (Unaudited)

Total interest income         $ 5,064   $ 5,154  $ 1,378       $ 1,216
Total interest expense          2,030     2,163      509           514
                               ------    ------    -----        ------

  Net interest income           3,034     2,991      869           702
Provision for loan losses          -         -        -             -
                               ------    ------    -----        ------
Net interest income after
  provision for loan losses     3,034     2,991      869           702
Non-interest income               387       322      347            19
Non-interest expense            2,119     2,080      547           498
                               ------    ------    -----        ------

  Income before income taxes    1,302     1,233      669           223
Income taxes                      452       412      241            75
                               ------    ------    -----        ------

  NET INCOME                  $   850   $   821  $   428       $   148
                               ======    ======    =====        ======
  EARNINGS PER SHARE

    Basic                     $  0.25       n/a  $  0.12           n/a
                               ======              =====